News Release

Contact:         Investors                Media
Kris Dickson            Mike McCoy
(404) 827-6714            (404) 588-7230
For Immediate Release
September 6, 2012
SunTrust Announces Actions That Improve Risk Profile and Strengthen Balance Sheet
Regulatory Capital Ratios Remain Stable

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today announced a series of actions in the third quarter 2012 that better position the Company for the future.

Summary of Actions

•	SunTrust accelerated the termination of the agreements regarding the shares owned in The Coca-Cola Company. This will generate a third quarter pre-tax gain of approximately $1.9 billion.

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In light of ongoing discussions with Fannie Mae and Freddie Mac, the Company expects to record an estimated $375 million mortgage repurchase provision during the quarter. This action increases the mortgage repurchase reserve to a level that is expected to be sufficient to cover the remaining demands on loans sold to the Government Sponsored Enterprises (“GSEs”) prior to 2009. This is the population of loans from which the Company has experienced the preponderance of mortgage repurchase losses to date.

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SunTrust intends to transfer approximately $3 billion of loans to loans held for sale. The loans include nonperforming mortgage loans, nonperforming commercial real estate (“CRE”) loans, delinquent Ginnie Mae loans, and delinquent and current student loans. In connection with the transfer, SunTrust expects to record pre-tax charges of approximately $250 million, reflective of market valuation adjustments.

•	SunTrust also intends to sell approximately $200 million of affordable housing investments. As a result, the Company expects to incur a pre-tax loss of approximately $100 million.

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“These actions better position SunTrust for the future by further improving our risk profile and strengthening our balance sheet while keeping regulatory capital ratios stable,” said SunTrust Chairman and Chief Executive Officer, William H. Rogers, Jr. “Furthermore, the steps we are taking add to the momentum SunTrust has been building, with consistently improving financial trends, and progress in many of our markets.”

Termination of Agreements Involving Coca-Cola Stock
In 2008, SunTrust entered into two Variable Forward Purchase Agreements (“VFPAs”) with an unaffiliated third party. Per the terms of the agreements, SunTrust was to deliver to the counterparty its shares in The Coca-Cola Company (“KO”), or an equivalent amount of cash, at the 2014 and 2015 settlement dates. The counterparty was to deliver to SunTrust cash of no less than a floor price of approximately $19 per KO share and no more than a ceiling price of approximately $33 per KO share (prices are split-adjusted). Because the Company intended to sell its shares at the settlement date, the Federal Reserve granted SunTrust Tier 1 common capital credit of approximately $730 million, which was reflective of the after-tax value of the KO shares at the floor price. By retaining the shares from 2008 to now, SunTrust was able to continue receiving the KO dividends and participate in the upside price appreciation to the ceiling of the KO shares.
SunTrust recently reevaluated these holdings in light of the new regulatory proposal regarding Basel III, which, as proposed, would increase the risk-weighted assets of equity holdings and introduce potential volatility to SunTrust’s regulatory capital ratios via fluctuations in Other Comprehensive Income. Additionally, negative implications associated with equity securities in assumed adverse economic scenarios within future CCAR assessments were considered as part of the Company’s evaluation. Following this review, SunTrust and the counterparty accelerated the termination of the VFPAs, and SunTrust sold in the market or to the counterparty 59 of its 60 million shares of The Coca-Cola Company. SunTrust also repurchased the notes from the counterparty issued in 2008 in connection with the VFPAs.
SunTrust is contributing the remaining one million shares, valued at approximately $37 million, to the SunTrust Foundation. The purpose of the SunTrust Foundation is to partner with local organizations to strengthen and support our communities. This contribution will result in an estimated $37 million increase to third quarter noninterest expense.
As a result of these actions, SunTrust will record a third quarter pre-tax gain of approximately $1.9 billion. The after-tax impact of the gain and the charitable contribution is approximately $1.2 billion. The early termination will also increase SunTrust’s Tier 1 common equity by approximately $490 million. SunTrust’s annual net interest income will decline by approximately $40 million due to the forgone dividend income from the KO stock, net of the elimination of the interest expense on the

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notes associated with the 2008 VFPAs.
“SunTrust’s original investment in The Coca-Cola Company increased in value from about $100,000 to over $2 billion,” said Mr. Rogers. “This remarkable return on investment was driven by The Coca-Cola Company’s success in becoming an iconic global company and creating extraordinary value for its shareholders. Our contribution of The Coca-Cola Company shares to the SunTrust Foundation will allow the legacy of The Coca-Cola Company and SunTrust relationship to provide support to our communities for years to come.”

Mortgage Repurchase Provision
During the third quarter, SunTrust expects to record an estimated $375 million provision for mortgage repurchase losses. The vast majority of this provision relates to loans sold to the GSEs prior to 2009, and the resulting mortgage repurchase reserve reflects the estimated remaining losses on repurchase demands for this population of loans. The increase to the mortgage repurchase reserve is being made in light of ongoing discussions with Fannie Mae and Freddie Mac, wherein additional information was recently obtained, as well as supporting data from the Company’s overall trends in mortgage repurchases and full file requests. As such, SunTrust is able to better estimate the incurred losses for the pre-2009 GSE loans that are in default or delinquent, and it is increasing its reserve to reflect expectations for the remaining loss content.
The pre-2009 population of GSE loans has constituted the vast majority of mortgage repurchase losses that the Company has experienced to date. Inclusive of the $375 million provision and since 2008, losses recognized or reserved for on this population of loans total approximately $2.1 billion, as compared to approximately $0.1 billion for all other sold loans. Accordingly, the Company expects that future mortgage repurchase provisions will decrease substantially from levels experienced in recent quarters.

Transfer of Loans to Loans Held for Sale
During the third quarter, SunTrust expects to transfer approximately $3 billion of loans to loans held for sale. These include nonperforming mortgage loans, nonperforming CRE loans, delinquent Ginnie Mae loans, and delinquent and current student loans. In connection with the transfer, SunTrust expects to incur pre-tax charges of approximately $250 million, reflecting market valuation adjustments associated with the anticipated sale of these loans. The majority of this write-down is expected to be associated with the nonperforming loans and will be recorded as a net charge-off, while the portion pertaining to the sale of delinquent loans will reduce noninterest income.

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As a result of the anticipated sale of these loans, SunTrust expects its nonperforming and delinquent loans to decline. It also believes that its risk profile will be improved and that its loan portfolio will be more aligned with its longer-term strategic objectives regarding balance sheet diversification. Going forward, the Company expects the sales of the student and delinquent Ginnie Mae loans to reduce net interest income, while the sales of delinquent and nonperforming loans are expected to contribute to a decline in credit-related noninterest expenses. The ultimate disposition of the loans is expected to occur in the third and fourth quarters of 2012.

Sale of Affordable Housing Investments
During the third quarter, SunTrust expects to begin marketing for sale approximately $200 million of the properties in its affordable housing subsidiary, Transom Development, Inc. In conjunction with this action, SunTrust expects to record a pre-tax write-down of approximately $100 million to adjust the asset values to the estimated sale price. The ongoing financial impact associated with the potential sale of these assets is not expected to be material to the Company’s financial performance.

Expected Financial Impact of Actions
The expected net impact of the actions on third quarter net income is an increase of approximately $750 million, or $1.40 per share, and a modest increase to Tier 1 common equity. The impact on Tier 1 common equity is substantially different from the impact on net income because the Company was already receiving regulatory capital credit of approximately $730 million related to its KO shares. SunTrust expects that its regulatory capital ratios will not change materially as a result of the actions. On a pro forma basis for these actions, the Company’s estimated Tier 1 common ratio at the end of the second quarter of 2012 would have been approximately 9.5 percent.

Conference Call
SunTrust management will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss the actions. Individuals may access the call by dialing 1-888-995-9724 (passcode: SunTrust). Individuals calling from outside the United States should dial 1-312-470-7169 (passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on September 6, 2012, and will remain available until October 6, 2012, by dialing 1-866-367-5570 within the United States or 1-203-369-0230 for international calls, the passcode is the same for both (passcode: 36754). Alternatively, individuals may listen to the live webcast accompanied by a slide presentation, both of which may be accessed at www.suntrust.com/investorrelations.

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SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients.  As of June 30, 2012, SunTrust had total assets of $178.3 billion and total deposits of $128.4 billion.  Through its flagship subsidiary, SunTrust Bank, the Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services.  Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust's Internet address is suntrust.com

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding (a) our ability to sell, and the current estimates of future losses to be incurred upon the sale of, certain loan portfolios; (b) expected increases in Tier 1 common capital as a result of the sale of the Coke shares; and (c) the expected level of future incurred losses on pre-2009 loans sold to GSEs, and the related provision expense, and (d) the expected impact of planned asset sales on future period financial results, are forward-looking statements. Also, any statement that does not describe historical or current facts, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “pro forma,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include: (1) general economic conditions may prevent us from completing planned sales of asset, or may impair the prices we receive upon sale of those assets; (2) if in the future we incur additional loan losses, then we will need to record additional mortgage repurchase provision expense; and (3) if in the future we receive greater levels of mortgage repurchase request than expected, then we may will need to record additional mortgage repurchase provision expense. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors,”

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beginning at page 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, and in other periodic reports that we file with the SEC.

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